Exhibit 99.1

SOURCE: India Globalization Capital, Inc.
February 2, 2012

IGC completes acquisition of Ironman

•	Transaction closed as of December 31, 2011.
•	Projected to swing IGC to profitability.

BETHESDA, MD--(Marketwire – February 2, 2012) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, announced it has completed the acquisition of Ironman in China.

The combined companies will be able to leverage expertise in India and in China to improve operating margins and profitability.  The combined company will also have a significantly stronger balance sheet to support operations.  For the financial year ended (FYE) March 31, 2011, Ironman sold high-grade iron ore (65-66% Fe content) generating revenue of $13.5 million with an operating income of $8.0 million and a net income of $5.67 million.  Ironman’s balance sheet had, as of FYE March 31, 2011, Total Assets of about $15.2 million and total liabilities of about $8.2 million and stockholders' equity of about $6.9 million.  We expect to combine the financial statements as of December 31, 2011.

PRC Ironman operates a beneficiation plant on a site with approximately 2.2 square kilometers of iron ore deposits.  The initial studies project more than 3 million metric tons of ore deposits on this site.  At current prices, the projected value of the reserves is approximately $350 million.  The plant takes low-grade iron ore and through a dry and wet separation process extracts high-grade iron ore.  Our strategy will be to ship low-grade iron ore from India to the plant and process the ore into high-grade ore, which can then be sold to customers in China.  China is the world’s largest iron ore importer.  The market for Chinese steel includes Japan and other Asian countries such as India.

Mukunda, IGC’s CEO commented, “We are pleased to join with a great management team in China and build a superior company focused on materials and infrastructure in two of the fastest growing economies in the world.  We believe that the current volatility on world markets creates an even greater opportunity to build this platform at a reasonable valuation.  We encourage our investors to visit our Chinese subsidiary’s web site at www.hfironman.net.”

Mukunda added, “In the short term, our strategy is focused on three goals:  First, this acquisition will be the catalyst that returns IGC to profitability in the next fiscal year beginning in March 2012.  Second, the acquisition positions us to boost capacity organically and through further acquisitions of complimentary iron ore mining and processing operations.  Third, we see a good opportunity to leverage Ironman’s beneficiation plant to facilitate the export of low-grade iron ore out of India into China where the ore can be beneficiated into higher-grade ore for sale to Chinese customers.  We believe that the synergies will potentially add significant incremental revenue and profit for the coming fiscal year and drive IGC to profitability.”

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India.  We supply iron ore to China and rock aggregate to the infrastructure industry in India.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com.

About Linxi H&F Economic and Trade Co (“PRC Ironman”):
Linxi H&F Economic and Trade Co. (“PRC Ironman”) is based in the People’s Republic of China (PRC) and is a foreign equity joint venture (“EJV”). It is 95% owned subsidiary by Hong Kong based H&F Ironman Limited (“HK Ironman”).  PRC Ironman operates a beneficiation plant, which extracts high-grade iron ore from the iron ore rich sand.  For more information on PRC Ironman, including a video on the beneficiation process, please visit the Web site at www.hfironman.net

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, iron ore availability and governmental, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal and regulatory environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 and Schedule 14A filed on December 9, 2011 with the Securities and Exchange Commission.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998